Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 2-80510, 033-62229, 333-105211, and 333-152443 on Forms S-8 of The Sherwin-Williams Company of our report dated June 19, 2015 appearing in this Annual Report on Form
11-K of The Sherwin-Williams Company Employee Stock Purchase and Savings Plan for the year ended December 31, 2014.

/s/ Crowe Horwath LLP

Columbus, Ohio
June 19, 2015